SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON D.C. 20549

                       SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
                         Exchange Act of 1934

 (X)   Filed by the Registrant
 ( )   Filed by a Party other than the Registrant

 Check the appropriate box:
 ( )   Preliminary Proxy Statement
 ( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))
 (X)   Definitive Proxy Statement
 ( )   Definitive Additional Materials
 ( )   Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12


                         Kenan Transport Company
 -------------------------------------------------------------------------
            (Name of Registrant as Specified In Its Charter)


 -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement If Other Than Registrant)


 Payment of Filing Fee (Check the appropriate box):
 (X)   No fee required.
 ( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)   Proposed maximum aggregate value of transaction:
       (5)   Total fee paid:


 ( )   Fee previously paid with preliminary materials
 ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1)    Amount Previously Paid:
       2)    Form, Schedule or Registration Statement No.:
       3)    Filing Party:
       4)    Date Filed:

                       KENAN TRANSPORT COMPANY
                     CHAPEL HILL, NORTH CAROLINA
               ----------------------------------------
               Notice of Annual Meeting of Shareholders

                            May 3, 1999
               ----------------------------------------

      The Annual Meeting of the Shareholders of KENAN TRANSPORT COMPANY, a North Carolina corporation, will be held at The Kenan Center, Bowles Drive (adjacent to the Dean Smith Student Activities Center), Chapel Hill, North Carolina, at 10:00 A.M. local time on Monday, May 3, 1999, for the following purposes:

      (1) To elect a Board of Directors for the ensuing year;
      (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

    It is requested that you read carefully this Notice of Annual Meeting and the accompanying Proxy Statement for information on the matters to be considered and acted upon.

    The Board of Directors of the Company has fixed the close of business on March 1, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

    Information relating to the Company's activities and operations during the fiscal year ended December 31, 1998 is contained in the Company's Annual Report, which is enclosed.

    Your Proxy is enclosed. You are cordially invited to attend the meeting in person, but if you do not expect to attend, please date and sign your Proxy and return it promptly in the enclosed envelope.



 WILLIAM L. BOONE
 Secretary

 March 30, 1999
 Chapel Hill, North Carolina

                         KENAN TRANSPORT COMPANY
                             P.O. Box 2729
                  Chapel Hill, North Carolina  27515-2729
                  ---------------------------------------
                            PROXY STATEMENT
                  ---------------------------------------
                          GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of KENAN TRANSPORT COMPANY (the "Company") for the Annual Meeting of the Shareholders to be held on May 3, 1999 at 10:00 A.M. local time at The Kenan Center, Bowles Drive (adjacent to the Dean Smith Student Activities Center), Chapel Hill, North Carolina. This Proxy Statement and the accompanying Proxy were mailed on or about March 30, 1999.

    Holders of record of shares of the Common Stock of the Company at the close of business on March 1, 1999 will be entitled to vote at the Annual Meeting of Shareholders.

    Shareholders who execute and return proxies will retain the right to revoke them at any time before they are voted. When executed and not so revoked, proxies will be voted in accordance therewith.

    The solicitation of proxies by the Board of Directors will be by mail. The total expense of such solicitation will be borne by the Company and will include reimbursement to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of proxies may be made by telephone or oral communication with some shareholders of the Company following the original solicitation. All such further solicitation will be made by regular employees of the Company who will not be additionally compensated therefor, or by the Company's transfer agent, and the cost will be borne by the Company.


                 OUTSTANDING SECURITIES AND VOTING RIGHTS

    Only shareholders of record at the close of business on March 1, 1999 will be entitled to notice of and to vote at the Annual Meeting of Shareholders. On such date, the number of outstanding shares of Common Stock, no par value, was 2,421,562. Each share of Common Stock is entitled to one vote.

    The enclosed Proxy is designed to permit each shareholder of record at the close of business on the record date of March 1, 1999, to vote for the election of directors and on other matters coming before the meeting. Two directors of the Company, Thomas S. Kenan, III and Lee P. Shaffer, have been designated as proxies to vote shares in accordance with the instructions of the Proxy.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


    Unless otherwise noted, the following table shows the ownership on March 1, 1999, of the Company's Common Stock by each person who owned of record, or was known by the Company to own beneficially, more than five percent (5%) of such stock:
                                       Shares Owned
 Name and Address                      Beneficially      Percent
 ----------------------------      -------------------  ---------

 Frank H. Kenan 1988 Trust (1)          789,360           32.6%
 100 Europa Drive, Suite 525
 Chapel Hill, NC  27514

 1965 Trust established by
   Sarah Graham Kenan (2)               300,000           12.4%
 9 West 57th Street
 New York, NY 10019

 Royce & Associates, Inc. (3)           209,830            8.7%
 1414 Avenue of Americas
 New York, NY  10019

 Franklin Resources, Inc. (3)           168,550            7.0%
 777 Mariners Island Blvd.
 San Mateo, CA 94403

 Lee P. Shaffer                         201,085            8.2%
 P.O. Box 2729
 Chapel Hill, NC  27515


 (1) There are six trustees of the Frank H. Kenan 1988 Trust, each of whom may be deemed to own beneficially the shares of common stock held thereby. The trustees are Elizabeth P. Kenan, Thomas S. Kenan, III, Owen
 G. Kenan, Elizabeth Kenan Howell, Annice Hawkins Kenan and Braxton Schell.

 (2) There are four trustees of the 1965 Trust established by Sarah Graham Kenan, each of whom may be deemed to own beneficially the shares of common stock held thereby. The trustees are Thomas S. Kenan, III, Owen G. Kenan, Elizabeth Kenan Howell and Morgan Guaranty Trust Company of New York.

 (3)   Ownership as of December 31, 1998 as reported to the Company on
 Schedule 13G.

       -----------------------

                     SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of March 1, 1999, by its directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:


      Name of              Officer, Director       Shares Owned
  Beneficial Owner          and/or Nominee         Beneficially    Percent
 --------------------      -------------------  ------------------ -------
 Lee P. Shaffer            Officer, Director      201,085 (3)         8.2%
 Owen G. Kenan             Officer, Director       32,820 (1)(2)      1.4%
 Thomas S. Kenan, III      Officer, Director       41,000 (1)         1.7%
 William L. Boone          Officer                 55,329 (3)         2.3%
 L. Avery Corning          Officer                  7,407 (3)           *
 William P. Prevost        Officer                  6,200 (3)           *
 James H. Reid             Officer                  6,200 (3)           *
 William C. Friday         Director                 1,100               *
 William O. McCoy          Director                     0               *
 Paul J. Rizzo             Director                     0               *
 Braxton Schell            Director                 1,000 (4)           *
 Kenneth G. Younger        Director                   500               *

 All Directors and Executive Officers
 as a Group (15 Persons)                          381,168 (1)(3)     15.3%

 * Less than 1%.


 (1) The shares shown as beneficially owned by Owen G. Kenan, Thomas S. Kenan, III and all directors and executive officers as a group do not include 1,089,360 shares owned by trusts of which Owen G. Kenan and Thomas
 S. Kenan, III are beneficiaries as well as trustees, and 18,900 shares held by The Kenan Family Foundation, a nonprofit corporation of which each is a director. When these amounts (1,089,360 and 18,900) are added to the shares listed in the table above for each of the following individuals and directors and executive officers as a group, the aggregate beneficial ownership of stock and percentage of outstanding stock owned by each person or group is as follows: Owen G. Kenan - 1,141,080 or 47.1%; Thomas
 S. Kenan, III - 1,149,260 or 47.4%; and all directors and executive officers as a group - 1,489,428 or 59.9%.

 (2) Includes 1,380 shares owned by Owen G. Kenan's wife, 10,950 shares held by his wife as custodian for their children under the Uniform Gifts to Minors Act and 11,490 shares held by a trust of which Owen G. Kenan serves as trustee.

 (3) Includes 28,180 shares for Mr. Shaffer; 11,460 shares for Mr. Boone, 4,700 shares for Mr. Corning, 4,700 shares for Mr. Prevost, 4,700 shares for Mr. Reid and 65,780 shares for all directors and executive officers as a group which may be acquired within 60 days of March 1, 1999 pursuant to options granted under the Company's 1998 Long-Term Incentive Plan.

 (4) Does not include 789,360 shares held by a trust of which Mr. Schell serves as trustee.

       -----------------------

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under federal securities laws, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's stock are required to report their ownership of the Company's stock, as well as any changes in that ownership, to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure during fiscal year 1998 to file such reports in a timely fashion. All of these filing requirements were satisfied by its directors, officers and 10 percent shareholders.


                           ELECTION OF DIRECTORS

    At the meeting, the shareholders will elect the Company's directors. The Board of Directors has set the number of directors to be elected at the 1999 Annual Meeting at eight. All members of the present Board are nominees for election to hold office until the next annual meeting of the shareholders and until their successors have been duly elected. A plurality of the votes cast is required to elect each director. Broker nonvotes and abstentions will not affect the election results if a quorum is present.

    If the enclosed Proxy is duly executed and received in time for the meeting and if no contrary specifications are made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for the eight persons nominated for election as directors of the Company. If any nominee should refuse or be unable to serve, the Proxy will be voted for such persons as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

                  Information About Nominees for Director

    The following information is furnished with respect to nominees:

                                       Principal Occupation;
                                Business Experience Past Five Years;
   Name; Period Served               Other Directorships and Age
 ------------------------   ----------------------------------------------
 Thomas S. Kenan, III (1)   Chairman of the Board of Directors since July
   Director Since 1964      1996; President, The Westfield Company,
                            Durham, NC; Trustee, The Duke Endowment,
                            Charlotte, NC; Trustee, The William R. Kenan
                            Jr. Charitable Trust, Chapel Hill, NC;
                            Director, Flagler System, Palm Beach, FL.
                            Age 61.

 Owen G. Kenan (1)          Vice Chairman of the Board of Directors since
   Director Since 1978      July 1996; President and Chief Executive
                            Officer, Kenan Enterprises, Inc.; President and Chief Executive Officer, Kenan Oil
                            Company, Inc., Chapel Hill, NC (1987-1997);
                            Director, Central Carolina Bank & Trust
                            Company; Director and Vice Chairman, Flagler
                            System, Palm Beach, FL. Age 55.

 William C. Friday          President, The William R. Kenan Jr. Fund,
   Director Since 1978      Chapel Hill, NC. Age 78.

 William O. McCoy           Partner, Franklin Street Partners, Chapel
   Director Since 1996      Hill, NC; Vice President-Finance, The
                            University of North Carolina, General
                            Administration (1995-1998); Vice Chairman,
                            BellSouth Corporation-Telecommunications
                            (1984-1994); Director, Carolina Power & Light
                            Company; Director, The Liberty Corporation;
                            Director, The Weeks Corporation; Director,
                            Fidelity Investments. Age 65.

 Paul J. Rizzo              Chairman, Franklin Street Partners, Chapel
   Director Since 1996      Hill, NC; Vice Chairman, IBM Corporation
                            (1993-1994); Director, Morgan Stanley;
                            Director, Ryder Systems; Director, McGraw-Hill
                            Companies, Inc.; Director, Johnson & Johnson.
                            Age 71.

 Braxton Schell             Attorney-at-Law, Schell Bray Aycock Abel
   Director Since 1986      & Livingston P.L.L.C., Greensboro, NC;
                            Director, Flagler System, Palm Beach, FL.
                            Age 75.

                                       Principal Occupation;
                                Business Experience Past Five Years;
   Name; Period Served               Other Directorships and Age
 ------------------------   ----------------------------------------------
 Lee P. Shaffer (2)         President of the Company since 1975; Chief
   Director Since 1967      Executive Officer of the Company since July
                            1996; Chief Operating Officer of the Company
                            (1975-1996). Age 60.

 Kenneth G. Younger         Retired; Chairman and Chief Executive Officer,
   Director Since 1996      Carolina Freight Corporation (1977-1990 and
                            1993-1994); Director, Trailer-Bridge, Inc.
                            Age 73.


 (1)   Thomas S. Kenan, III and Owen G. Kenan are brothers.
 (2) Lee P. Shaffer is the father of Lee P. Shaffer, III, the Vice President of Operations Services, an executive officer of the Company.

      -----------------------


                   Board of Directors and Board Committees

    The Board of Directors met five times during 1998. Each director attended all meetings of the Board and of each Committee of which such director was a member, except Owen G. Kenan who was absent from two Board meetings. In addition, the Board took action by unanimous written consent five times during 1998. The Board of Directors of the Company has an Audit Committee, a Compensation Committee and an Executive Committee. The Board of Directors has no standing nominating committee.

    The members of the Audit Committee are William C. Friday, William O. McCoy and Braxton Schell. The purpose of the Committee is to assist the Board of Directors in assuring that the Company's financial reports are fairly presented and accurate, that there is an adequate system of internal accounting controls and that the auditors are independent and effectively performing their duties. The Audit Committee met twice during 1998.

    The members of the Compensation Committee are William O. McCoy, Paul J. Rizzo and Kenneth G. Younger. Messrs. McCoy and Rizzo were appointed to the Committee on January 29, 1998. They replaced Messrs. Friday and Schell who had served as members of the Compensation Committee, along with Mr. Younger, during fiscal year 1997. The Committee recommends compensation for executive officers of the Company. The Committee met three times during 1998.

    The members of the Executive Committee are Owen G. Kenan, Thomas S. Kenan, III and Lee P. Shaffer. The Committee may exercise all the authority of the Board of Directors in the management and affairs of the Company, except that the Committee may not authorize distributions; approve or propose to shareholders action that North Carolina law requires be approved by shareholders; fill vacancies on the Board of Directors or on any committee; amend the Articles of Incorporation; adopt, amend, or repeal bylaws; approve a plan of merger not requiring shareholder approval; authorize or approve reacquisition of shares of capital stock of the Company, except according to a formula or method prescribed by the Board of Directors; or authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares. The Executive Committee took action by unanimous written consent four times during 1998.


                         Compensation of Directors

    During 1998, Thomas S. Kenan, III was paid an annual retainer of $52,000 for his services as Chairman of the Board. Each outside director is paid an annual retainer of $6,000 plus an additional $1,500 for each meeting of the Board or meeting of a Board Committee that he attends.



                             Certain Transactions

    The Company leases its corporate offices in University Square at 143 West Franklin Street in Chapel Hill, North Carolina from the Frank H. Kenan 1988 Trust under a five-year lease agreement that became effective January 1, 1995. In 1998 the Company paid $306,516 in base lease payments to the Frank H. Kenan 1988 Trust, the present owner of University Square. Based upon studies performed by the Company of rental rates for comparable facilities, the Company is satisfied that the rent paid does not exceed market rates in the area.

    Braxton Schell is a partner in Schell Bray Aycock Abel & Livingston, P.L.L.C., a law firm that provides legal services to the Company. In 1998, the Company paid $203,362 in legal fees to this firm.


                   EXECUTIVE COMPENSATION AND RELATED MATTERS

    The following table sets forth the annual compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and the next four most highly compensated executive officers for fiscal 1998 ("Named Executive Officers") of the Company for the years ended December 31, 1998, 1997 and 1996.

                                  Summary Compensation Table

                                                              Long-Term
                                                          Compensation Awards
                                        Annual          -----------------------
                                     Compensation       Restricted   Securities
                                  ------------------      Stock      Underlying     All Other
   Name and Principal              Salary     Bonus       Awards       Options    Compensation
       Position            Year      ($)     (1) ($)     (2) (#)        (#)         (3) ($)
------------------------   ----   --------  --------    ----------   ----------   ------------
Lee P. Shaffer,            1998    302,300    99,660       9,100       140,900       118,543
  President, Chief         1997    290,600    90,667        --            --         108,967
  Executive Officer        1996    279,500    60,372        --            --         102,146

William L. Boone,          1998    170,900    37,598       3,700        57,300        55,412
  Vice President-Finance   1997    164,300    51,262        --            --          55,063
  Secretary, Treasure      1996    158,000    34,128        --            --          53,056

L. Avery Corning,          1998    126,000    22,428       1,500        23,500        18,976
  Vice President-          1997    121,100    37,783        --            --          17,761
  Operations               1996    116,400    25,142        --            --          15,326

William P. Prevost,        1998    120,000    21,360       1,500        23,500        17,158
  Vice President-          1997     10,000      --          --            --            --
  Marketing                1996       --        --          --            --            --

James H. Reid,             1998    192,500    34,265       1,500        23,500        19,916
  President & Chief        1997       --        --          --             -            --
  Operating Officer        1996       --        --          --            --            --
  of Petro-Chemical
  Transport, Inc.



 (1) Amounts shown for 1996 and 1997 are based on the fair market value of stock awarded in those years under the Company's Stock Bonus Plan.

 (2) The Company is required to use the closing price of its Common Stock on the date of grant of the restricted stock award for valuation purposes in this column. The restricted period for all grants of restricted stock is five years with 20% of the stock granted becoming free of restrictions on the anniversary of the date of grant each year, beginning in 1999. Each recipient of restricted stock reported above will receive dividends and has the right to vote the full number of shares granted. Based on the closing price of $32.00 per share of the Company's Common Stock on December 31, 1998, the aggregate value of the restricted stock holdings of the Named Executive Officers is as follows: Mr. Shaffer, $291,200; Mr. Boone, $118,400; Mr. Corning, $48,000; Mr. Reid, $48,000; Mr. Prevost,
 $48,000.

 (3) Other compensation includes benefits paid or accrued by the Company pursuant to the Company's Profit-Sharing Retirement Plan (PSRP) and Supplemental Executive Retirement Plan (SERP). Other compensation also includes the value of split dollar life insurance premiums paid on behalf of executive officers under a Senior Management Life Insurance Plan (SMLIP). Plan benefits paid and/or accrued for the year ended December 31, 1998 are presented below.

                                  PSRP        SERP      SMLIP
               Name               ($)         ($)        ($)
        -----------------------   -----      ------     ------
        Lee P. Shaffer            7,712      71,406     39,425
        William L. Boone          7,712      25,921     21,779
        L. Avery Corning          6,073       8,287      4,606
        William P. Prevost        5,784       5,119      6,255
        James H. Reid             7,712      12,204        --

      -----------------


    The following table sets forth information regarding options to purchase common stock of the Company granted pursuant to the Company's 1998 Long-Term Incentive Plan to the five executive officers named in the Summary Compensation Table.


                                Option Grants in Last Fiscal Year


                                                                      Potential Realizable Value
                    Number of    % of Total                            at Assumed Annual Rates
                   Securities     Options       Exercise                of Stock Appreciation
                   Underlying    Granted to     or Base                   for Option Term (2)
                    Options     Employees in     Price    Expiration  --------------------------
   Name            Granted (1)   Fiscal Year   ($/Share)     Date        5% ($)       10% ($)
------------------ -----------  ------------   ---------  ----------  --------------------------
Lee P. Shaffer      140,900        42.84        31.75       2/03/08    2,818,352    7,112,984
William L. Boone     57,300        17.42        31.75       2/03/08    1,146,143    2,892,647
L. Avery Corning     23,500         7.15        31.75       2/03/08      470,059    1,186,339
William P. Prevost   23,500         7.15        31.75       2/03/08      470,059    1,186,339
James H. Reid        23,500         7.15        32.00       3/02/08      473,760    1,195,680



 (1) Options granted under the Company's 1998 Long-Term Incentive Plan in February 1999, subject to shareholder approval of the Plan, which was obtained on May 4, 1998. Options vest over a five-year period beginning February 3, 1999, with 20% of the options becoming exercisable on that date and 20% becoming exercisable on each anniversary date thereafter through the year 2003.

 (2) As required by the Securities and Exchange Commission, the amounts shown assume a 5% and 10% annual rate of appreciation on the price of the Company's Common Stock throughout a ten-year option term. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The actual value of the stock options to the Named Executive Officers and all optionees as a group will depend on the future price of the Company's Common Stock.

      -----------------------


    The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning the number and value of options to purchase the Company's Common Stock outstanding at the end of 1998.


                         Aggregated Fiscal Year-End Option Values

                                                        Number of                Value of
                                                  Securities Underlying        Unexercised
                                                   Unexercised Options   In-the-Money Options
                                                    at Fiscal Year End     at Fiscal Year End
                                                          (#)                      ($)
                     Shares Acquired     Value         Exercisable/            Exercisble/
      Name             On Exercise     Realized       Unexercisable         Unexercisable (1)
------------------  ----------------  ----------  ---------------------   --------------------
Lee P. Shaffer              0              0           0 / 140,900              0 / 35,225
William L. Boone            0              0           0 /  57,300              0 / 14,325
L. Avery Corning            0              0           0 /  23,500              0 /  5,875
William P. Prevost          0              0           0 /  23,500              0 /  5,875
Jame H. Reid                0              0           0 /  23,500              0 /  5,875



 (1) This is an estimate based on the aggregate dollar value of in-the-money, unexercised options using the closing price of the Company's Common Stock on December 31, 1998 of $32.00.

      -----------------------

          Severance, Change in Control and Other Arrangements

    The following Company plans provide for payments to be made to certain Named Executive Officers upon the occurrence of specified events after a change in control of the Company.

 Senior Management Severance Plan
 --------------------------------
    Each of Messrs. Shaffer, Boone and Corning has entered into an agreement with the Company that provides for payment to the covered individual under the Company's Senior Management Severance Plan (the "Severance Plan"). The Severance Plan provides for payments equal to two times the average base salary of the covered individual for the immediately preceding three fiscal years if he is terminated without cause or suffers a change in employment conditions within 24 months following a change in control of the Company.
 A change in control includes (i) the acquisition by any person of beneficial ownership of securities representing 50% or more of the combined voting power of the Company's outstanding securities, (ii) the failure of the current Board members to constitute a majority of the Board (except that any new Board member approved by at least a majority of the current Board will be deemed to be a member of the current Board), and (iii) the approval by the Board of the sale of all or substantially all of the Company's assets or certain other mergers, reorganizations or consolidations of the Company, which would result in the occurrence of any event described in clauses (i) or (ii) above.

    In exchange for payments under the Severance Plan, the covered individual agrees to abide by certain restrictive covenants for a period of one year following termination of his employment. Under these restrictive covenants, the terminated employee agrees that he will not influence customers of the Company to discontinue use of the Company's services, interfere with or disrupt the relationships between the Company and any of its suppliers, distributors, lessees or licensees, or solicit any employees of the Company to work for any other person or firm.

 1998 Long-Term Incentive Plan
 -----------------------------
    Under the provisions of the Company's 1998 Long-Term Incentive Plan (the "Incentive Plan"), upon the occurrence of a change in control of the Company, all stock options previously issued thereunder become immediately exercisable for the underlying shares. The term change in control in the Incentive Plan includes substantially the same events that constitute a change in control under the Severance Plan as described above.

 Senior Managers' Life Insurance Plan
 ------------------------------------
    The Senior Managers' Life Insurance Plan (the "Plan") contains a provision that would require the Company to continue making premium payments for any covered employee who is terminated within 24 months following a change in control of the Company. The definition of change in control in the Plan includes the sale or transfer of all or substantially all of the Company's assets or a 50% change in the ownership of the Company as a result of a merger, sale of shares or issuance of new shares. The Company is obligated to provide continued coverage under the Plan in the event of termination following a change in control until the later of (i) the date the terminated participant turns 65 or (ii) the date on which the terminated participant has been covered for 15 years. For each of the current executive officers participating in the Plan, the fifteen-year coverage period will end in 2013.


                   Compensation Committee Report

    In 1998 the Compensation Committee undertook a comprehensive review of the Company's compensation structure for senior management. The purpose of this review was to evaluate each component of the compensation package available to executive officers and other members of senior management to determine how it compares to the types of compensation generally available in the industry. The Committee has considered the advice of an outside consultant in its review of the Company's compensation structure, specifically to provide a market analysis in order to assess the competitiveness of the Company's compensation practices with those of its competitors for executive talent.

    In order to attract and retain the highest quality executive managers in the industry, the Company must remain competitive by offering an appropriate balance among base salary, short-term bonuses, long-term incentives and retirement benefits. With this in mind, the Committee reviewed the Company's executive compensation philosophy and structure and considered what performance measures should be used to determine cash bonuses and other forms of incentive compensation.

    As part of its review, the Committee evaluated the appropriateness of the "mix" of compensation which consists of five components: (i) base salary, (ii) long-term incentive compensation in the form of stock options, restricted stock and similar awards, (iii) short-term incentive compensation in the form of annual cash bonuses, (iv) retirement benefits in the form of Company contributions on behalf of participants in the profit-sharing retirement plan and supplementary executive retirement plan and (v) payment of premiums for senior managers' life insurance policies.

 Compensation Philosophy
 -----------------------
    The Company maintains a compensation program that provides executive officers with base salaries at competitive market levels and the opportunity to earn incentive compensation when targeted performance goals are achieved. The Committee believes that the overall compensation package, which the Company uses to reward and motivate executive officers, enables the Company to attract and retain the caliber of executives necessary to help it achieve targeted growth and earnings objectives. In 1998, the Board of Directors adopted the 1998 Long-Term Incentive Plan (the "Incentive Plan") and in early 1999, the Executive Bonus Award Plan (the "Bonus Plan") was adopted. The addition of these plans helps fulfill the Committee's objective of increasing the availability of long and short-term incentive compensation designed to link significant portions of executive compensation to the Company's overall performance. Awards made under the Incentive Plan are designed to encourage the retention of key executives and to motivate superior performance over time while awards made under the Bonus Plan provide a means of rewarding achievement of specified short-term performance objectives established by the Committee at the beginning of the year.

 Long-Term Incentive Compensation
 --------------------------------
    In January 1998, the Board of Directors of the Company adopted the Incentive Plan, which was approved by shareholders at the Annual Meeting on May 4, 1998. The Incentive Plan provides a number of different awards available to reward those persons who have contributed significantly to the success of the Company and to provide incentive for them to remain with the Company. The Incentive Plan is designed to allow the Committee maximum flexibility in structuring awards through a combination of incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares and performance-based compensation awards ("Awards"). The Incentive Plan is also intended to allow compensation paid to the Company's five most highly compensated officers to qualify as performance-based compensation as defined in Section 162(m) of the Internal Revenue Code.

    As a result of the Company's acquisition of Petro-Chemical Transport, Inc. and the transportation assets of Transport South, Inc., the Company's market has grown dramatically. In recognition of the efforts of senior management in the successful acquisition and integration of these entities into the Company and the increasing demands placed upon such executives as a result of the significant growth of the Company, the Committee made the following grants under the Incentive Plan.

           Stock Options - On February 4, 1998, subject to shareholder approval of the Incentive Plan, which was obtained on May 4, 1998, the Committee granted nonqualified stock options to executive officers as indicated in the Summary Compensation Table. The options vest in increments of 20% each year over a period of five years on February 3 of each year beginning in 1999. In the event of a change of control of the Company, as defined in the Incentive Plan, all outstanding options become immediately exercisable. Stock options expire one year after termination of employment if an employee ceases to be employed by reason of death, disability or normal retirement or three months after termination for any other reason. The Committee elected to make an initial grant of a large number of options to the executive officers in 1998 as a way of significantly increasing the portion of compensation tied to the Company's performance in lieu of a program that would award smaller number of options on an annual basis. It is not expected that Awards under the Incentive Plan will be granted on an annual basis.

           Restricted Stock Award - The Committee granted certain executives of the Company shares of restricted stock as indicated in the Summary Compensation Table. The restrictions lapse in increments of 20% each year on the anniversary date of the grant and all of the stock awarded to each officer in 1998 will be fully vested and free of restrictions by the year 2003. Certificates evidencing the restricted stock have been issued but are being held in escrow by the Company to be delivered to the holders as the restrictions lapse.
      Holders of restricted stock receive all dividends and other incidents of ownership from the date of grant.


 Short-Term Incentive Compensation
 ---------------------------------
    Upon approval of the Incentive Plan by the Company's shareholders, the Company's Stock Bonus Plan was terminated. With the elimination of the Stock Bonus Plan, the Company did not have a plan for awarding short-term incentive compensation. Therefore, the Committee undertook a review and evaluation of cash-based incentive plans of similar-sized companies and determined that the ability to award cash bonuses based on the achievement of short-term performance standards would be an appropriate addition to the Company's overall compensation package. Effective January 1, 1999, the Bonus Plan was adopted after a careful review and consideration of market data prepared for the Committee by an outside consultant. The study included a comparison among companies surveyed of the percentage of each company's total revenue and profit shared with executives of each company, a review of external and proprietary sources to evaluate a range of bonus percentages in the market, and finally, a review of performance measures used by other companies to determine executive bonuses. The purpose of this analysis was to compare the Company's short-term compensation practices with those of companies with which it competes for executive personnel.

    The Bonus Plan was adopted to provide a competitive short-term compensation component to the Company's overall compensation package. Under the terms of the Bonus Plan, the Committee has the authority to establish performance measures (from among those specified in the Bonus
 Plan) to be used in determining annual bonus awards. Unless the Committee adopts another or additional performance measures, the one to be used is the Company's annual Net Income After Taxes. The Committee must establish a target amount of Net Income After Taxes (the "Target Amount") within 90 days of the beginning of each year. Once the Target Amount is determined, a threshold amount is set at 81% of the Target Amount and a maximum amount is set at 135% of the Target Amount. The Committee then creates a bonus award schedule indicating a range of bonus payments to be paid to each eligible participant depending on the level of Net Income After Taxes that the Company achieves. In addition to achieving at least the threshold level of Net Income After Taxes, the Company must also achieve at least a ten percent return on equity before any bonuses may be paid.

    In December 1998, the Committee approved the bonuses for certain executive officers of the Company as described in the Summary Compensation Table. Although the Bonus Plan did not take effect until January 1, 1999, the bonuses awarded for 1998 were determined by the Committee in a manner consistent with that outlined above. The bonus payments reflect the fact that the Company's Net Income After Taxes was in excess of the threshold amount but slightly below the Target Amount established by the Committee in July, 1998.

 Salary
 ------
    In establishing salary levels for executives, the Committee annually monitors salaries at other businesses through a broad-based industry survey of similar-sized companies. Salary levels are set to compare with averages as reported for such companies based on revenue.

    Lee P. Shaffer has served as Chief Executive Officer of the Company since 1996. The recently completed fiscal year marked one of significant growth and expansion for the Company with the merger of Transport South, Inc. into the Company and the successful integration of the operations of Petro-Chemical Transport, Inc. as a wholly-owned subsidiary of the Company. The acquisition of these entities increased the managerial responsibilities performed by Mr. Shaffer as CEO. In recognition of his role in the successful assimilation of these businesses and his overall performance as CEO for the year, the Committee awarded Mr. Shaffer a 4.6% increase in salary, an award of 9,100 shares of restricted stock, the grant of an option to purchase 140,900 shares of Common Stock at an exercise price of $31.75 and a cash bonus in the amount of $99,660. Mr. Shaffer also received the benefit of certain payments made on his behalf to the Company's Profit-Sharing Retirement Plan, Supplemental Executive Retirement Plan, and Senior Management Life Insurance Plan in an aggregate amount of $120,473, which amount represented approximately 40% of Mr. Shaffer's salary, as well as other benefits available to the Company's executives.

    Salary levels for the other Named Executive Officers for 1998, 1997 and 1996 are reported in the Summary Compensation Table.


       Kenneth G. Younger    William O. McCoy     Paul J. Rizzo



                           Performance Graph

    The following graph shows a five-year comparison of cumulative total shareholder returns for the Company, the Nasdaq Market Index and an index of peer companies. The comparison assumes a $100 investment on January 1, 1994 and reinvestment of dividends.


 Measurement Period (MP)       Kenan
 -----------------------     Transport         NASDAQ          Peer
 (Fiscal Year Covered)        Company          Market          Group
 -----------------------     ---------       ----------      ---------

 MP - 01/01/94                $100.00          $100.00        $100.00

 FYE 12/31/94                  102.08           104.99          96.14
 FYE 12/31/95                  122.56           136.18          81.51
 FYE 12/31/96                  113.72           169.23          76.99
 FYE 12/31/97                  221.89           207.00         111.25
 FYE 12/31/98                  195.61           291.96         107.04


 (1) The peer group chosen consists of companies listed under Standard Industrial Classification Code 4213 - trucking, except local.



                     INDEPENDENT PUBLIC ACCOUNTANTS

    Arthur Andersen LLP served as the independent public accountants for the Company in 1998, and they will be considered for appointment for 1999 at the Board of Directors' meeting following the meeting of shareholders. A representative of the firm will be in attendance at the shareholders' meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to shareholder questions.


                               OTHER MATTERS

    The Board of Directors knows of no other matters that may properly be, or which are likely to be, brought before the meeting; however, if any other matters are properly brought before the meeting, the persons who are named in the enclosed Proxy or their substitutes will vote in accordance with their best judgment on such matters.

                           SHAREHOLDER PROPOSALS

    Shareholder proposals to be presented at the next annual meeting of the Company's shareholders must be received by the Company at its principal offices, Fifth Floor, University Square West, 143 West Franklin Street, Chapel Hill, North Carolina 27516-3910, on or before November 30, 1999, in order to be included in the Company's next Proxy Statement for such annual meeting.

    Notice of a matter to be presented by a shareholder for consideration at the next annual meeting of the Company's shareholders, other than pursuant to the foregoing paragraph, will be considered untimely if not received by the Company prior to February 14, 2000. Failure to give timely notice of such matter will result in discretionary authority being conferred on management proxies to vote with respect to the matter without any requirement for the Proxy Statement to disclose how management intends to exercise its discretion.


 By Order of the Board of Directors

 WILLIAM L. BOONE
 Secretary

 March 30, 1999
 Chapel Hill, North Carolina

                                                         APPENDIX I

               PROXY SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF
                         KENAN TRANSPORT COMPANY

 The undersigned having received Notice of Meeting and Proxy Statement dated March 30, 1999, hereby appoints THOMAS S. KENAN, III and LEE P. SHAFFER, and each or either of them, as proxies with full power of substitution and revocation, to represent the undersigned and to vote as designated below all shares of Common Stock of KENAN TRANSPORT COMPANY which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held on May 3, 1999 at The Kenan Center, Bowles Drive, Chapel Hill, North Carolina at 10:00 A.M. local time, or any adjournment thereof.

 UNLESS OTHERWISE SPECIFIED BELOW, THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR.

 (1)  ELECTION OF DIRECTORS
      [ ]   FOR all nominees listed below; except vote withheld for the nominees whose names are written in the space below

      [ ]   WITHHOLD AUTHORITY to vote for all nominees listed below

    William C. Friday        William O. McCoy       Lee P. Shaffer
    Owen G. Kenan            Paul J. Rizzo           Kenneth G. Younger
    Thomas S. Kenan, III     Braxton Schell

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


 --------------------------------------------------------------------

                      (Continued on Reverse Side)

                     (Continued from Reverse Side)


      (2) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                          Dated               , 1999
                                --------------
                                                   Signature
                         -----------------------------
                                                   Signature
                         -----------------------------


 Please sign the Proxy exactly as name appears. Joint owners should each sign. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

 --------------------------------------------------------------------
 PLEASE MARK, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
 ENVELOPE.
 --------------------------------------------------------------------